NEWS
FOR IMMEDIATE RELEASE
Contacts:

Nick Nottoli	Allister Gobin
Media Relations	Investor Relations
mediateam@allstate.com	(847) 402-2800

May 2025 Monthly Release

NORTHBROOK, Ill., June 18, 2025 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of May of $777 million or $614 million, after-tax. Catastrophe losses for May include 11 events with approximately 70% of the losses related to three geographically widespread wind and hail events. Total catastrophe losses for April and May were $1.37 billion or $1.08 billion, after-tax.
Allstate Protection policies in force are as follows:

Allstate Protection Policies in Force (1)
(in thousands)	May 31, 2025	April 30, 2025	May 31, 2024	May 31, 2025 v Apr. 30, 2025	May 31, 2025 v May 31, 2024
Auto	25,226	25,175	25,177	0.2%	0.2%
Homeowners	7,587	7,571	7,408	0.2%	2.4%
Other personal lines	4,887	4,882	4,865	0.1%	0.5%
Commercial lines	180	184	264	(2.2)%	(31.8)%
Total	37,880	37,812	37,714	0.2%	0.4%
(1)Policy counts are based on items rather than customers. A multi-car customer would generate multiple item (policy) counts, even if all cars were insured under one policy. Lender-placed policies are excluded from policy counts because relationships are with the lenders.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.
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